Exhibit 99.1

Media Contact: Autumnn Mahar
Title: Senior Manager, PR and Social
Phone: 479-494-8221
Email: amahar@arcb.com

New ArcBest Board Member Added

FORT SMITH, Arkansas, February 2, 2023 — ArcBest® (Nasdaq: ARCB), a leading logistics company with creative problem solvers who deliver innovative solutions, today announced that a new member has been added to the ArcBest Board of Directors.

The new director is Salvatore A. Abbate, whose term began January 30. The appointment of Abbate to the board fills the vacancy from Steve Gorman’s departure in August 2022, returning the total ArcBest board membership to 9.

Abbate, 54, is chief executive officer of Veritiv Corporation (NYSE: VRTV), a position he has held since October 2020. Before becoming its CEO, Abbate served in various senior leadership roles since joining Veritiv in April 2018, including chief operating officer and chief commercial officer. Based in Atlanta, GA, Veritiv is a Fortune 500® company and a leading North American business-to-business distribution solutions company.

“With his deep B2B experience and keen focus on sustainability, customer experience, innovation and people, Sal brings to the board a comprehensive, strategic skill set,” said Judy McReynolds, ArcBest chairman, president and CEO. “His skills will be a great resource for ArcBest as we continue to focus on our strategy for long-term growth and sustained profitability in our rapidly evolving industry.”

Abbate was appointed to the Compensation Committee and the Nominating/Corporate Governance Committee effective January 30. Shareholders elect ArcBest directors annually. Abbate will be up for election to a new term at the company’s 2023 annual meeting.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with over 15,000 employees across more than 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages their full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

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